Exhibit 99.1

Village Farms International, Inc.

Condensed Consolidated Interim Statements of Financial Position

(In thousands of United States dollars)

(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$6,188	$11,920
Trade receivables	9,789	11,292
Inventories	26,799	24,956
Amounts due from joint ventures	11,223	10,873
Other receivables	267	332
Prepaid expenses and deposits	1,030	889

Total current assets	55,296	60,262

Non-current assets
Property, plant and equipment	65,589	72,188
Operating lease right-of-use assets	4,156	—
Finance lease right-of-use-assets	154	176
Investment in joint ventures	27,699	6,341
Deferred tax asset	817	274
Amounts due from joint ventures	2,227	—
Other assets	1,718	2,207

Total assets	$157,656	$141,448

LIABILITIES
Current liabilities
Line of credit	$5,000	$2,000
Trade payables	11,208	14,601
Current maturities of long-term debt	3,449	3,414
Accrued liabilities	3,455	3,509
Operating lease liabilities - current	1,092	—
Finance lease liabilities - current	79	78

Total current liabilities	24,283	23,602

Non-current liabilities
Long-term debt	31,446	32,261
Deferred tax liability	5,366	—
Operating lease liabilities - non-current	3,080	—
Finance lease liabilities - non-current	74	102
Other liabilities	1,134	1,050

Total liabilities	65,383	57,015

SHAREHOLDERS’ EQUITY
Common stock, no par value per share - unlimited shares authorized; 47,812,003 shares issued and outstanding at March 31, 2019 and 47,642,672 shares issued and outstanding at December 31, 2018.	61,832	60,872
Additional paid in capital	2,568	2,198
Accumulated other comprehensive loss	(518)	(562)
Retained earnings	28,391	21,925

Total shareholders’ equity	92,273	84,433

Total liabilities and shareholders’ equity	$157,656	$141,448

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Village Farms International, Inc.

Condensed Consolidated Interim Statements of Income (Loss) and Comprehensive Income (Loss)

(In thousands of United States dollars, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Sales	$31,890	$29,490
Cost of sales	(31,215)	(25,902)

Gross margin	675	3,588
Selling, general and administrative expenses	(4,242)	(3,357)
Share-based compensation	(1,296)	(118)
Interest expense	(694)	(631)
Interest income	136	14
Foreign exchange gain	278	7
Other (expense) income	(130)	18
Gain on disposal of assets	13,564	—

Income (loss) before taxes and earnings (losses) of unconsolidated entities	8,291	(479)
(Provision for) recovery of income taxes	(4,436)	175

Loss from consolidated entities after income taxes	3,855	(304)
Equity earnings (losses) from unconsolidated entities	2,611	(298)

Net income (loss)	$6,466	$(602)

Basic income(loss) per share	$0.14	$(0.01)

Diluted income (loss) per share	$0.13	$(0.01)

Weighted average number of common shares used in the computation of net income (loss) per share:
Basic	47,667	42,372

Diluted	49,506	42,372

Net income (loss)	$6,466	$(602)
Other comprehensive income (loss):
Foreign currency translation adjustment	44	(55)

Comprehensive income (loss)	$6,510	$(657)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Village Farms International, Inc.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

(In thousands of United States dollars, except for shares outstanding)

(Unaudited)

	Number of			Accumulated Other		Total
	Common	Common	Additional paid	Comprehensive	Retained	Shareholders’
	Shares	Stock	in capital	(Loss) Income	Earnings	Equity
Balance at January 1, 2018	42,242,612	$36,115	$1,726	$(391)	$29,439	$66,889
Shares issued on exercise of stock options	205,001	169	—	—	—	169
Share-based compensation	—	—	118	—	—	118
Cumulative translation adjustment	—	—	—	(55)	—	(55)
Net loss	—	—	—	—	(602)	(602)

Balance at March 31, 2018	42,447,613	$36,284	$1,844	$(446)	$28,837	$66,519

Balance at January 1, 2019	47,642,672	$60,872	$2,198	$(562)	$21,925	$84,433
Shares issued on exercise of stock options	15,999	54	(18)	—	—	36
Share-based compensation	153,332	908	388	—	—	1,296
Issuance costs	—	(2)	—	—	—	(2)
Cumulative translation adjustment	—	—	—	44	—	44
Net income	—	—	—	—	6,466	6,466

Balance at March 31, 2019	47,812,003	$61,832	$2,568	$(518)	$28,391	$92,273

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Village Farms International, Inc.

Condensed Consolidated Interim Statements of Cash Flows

(In thousands of United States dollars)

	Three Months Ended March 31,
	2019	2018
Cash flows used in operating activities:
Net income (loss)	$6,466	$(602)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,926	1,801
Amortization of deferred charges	19	19
Share of (income) loss from joint ventures	(2,611)	298
Interest expense	694	631
Interest income	(136)	(14)
Interest paid on long-term debt	(662)	(598)
Gain on disposal of assets	(13,564)	—
Lease payments	(257)	—
Share-based compensation	1,296	118
Deferred income taxes	4,823	(177)
Changes in non-cash working capital items	(3,540)	(7,408)

Net cash used in operating activities	(5,546)	(5,932)

Cash flows used in investing activities:
Purchases of property, plant and equipment, net of rebate	(167)	(348)
Advances to joint ventures	(2,251)	—
Proceeds from sale of asset	60	—
Investment in joint ventures	(7)	—

Net cash used in investing activities	(2,365)	(348)

Cash flows from financing activities:
Proceeds from borrowings	3,000	3,000
Repayments on borrowings	(837)	(77)
Proceeds from exercise of stock options	34	169
Payments on capital lease obligations	(18)	(19)

Net cash provided by financing activities	2,179	3,073

Effect of exchange rate changes on cash and cash equivalents	—	(15)

Net decrease in cash and cash equivalents	(5,732)	(3,222)
Cash and cash equivalents, beginning of period	11,920	7,091

Cash and cash equivalents, end of period	$6,188	$3,869

Supplemental cash flow information:
Income taxes paid	$—	$—

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to the Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

1	NATURE OF OPERATIONS

Village Farms International, Inc. (“VFF” the parent company, together with its subsidiaries, the “Company”) is incorporated under the Canada Business Corporation Act. VFF’s principal operating subsidiaries as of March 31, 2019 are Village Farms Canada Limited Partnership (“VFCLP”), Village Farms, L.P. (“VFLP”), and VF Clean Energy, Inc. (“VFCE”). The address of the registered office of VFF is 4700 80th Street, Delta, British Columbia, Canada, V4K 3N3. VFF owns a 65% equity interest in Village Fields Hemp USA LLC (“VF Hemp”) and a 50% equity interest in Pure Sunfarms Corp. (“Pure Sunfarms”), both of which are recorded as Investments in Joint Ventures (note 9).

The Company’s shares are listed on the Toronto Stock Exchange under the symbol VFF and are also listed in the United States on the Nasdaq Capital Market (“Nasdaq”) under the symbol VFF.

The Company owns and operates sophisticated, highly intensive agricultural greenhouse facilities in British Columbia and Texas, where it produces, markets and sells premium-quality tomatoes, bell peppers, and cucumbers. The Company, through its subsidiary VFCE, owns and operates a 7.0 MW power plant that generates electricity. The Company’s joint venture, Pure Sunfarms, is a licensed producer and supplier of cannabis products to be sold to other licensed providers and provincial governments across Canada and internationally. The Company’s joint venture VF Hemp is in the start-up stage of becoming an outdoor cultivator of high cannabidiol (“CBD”) hemp and CBD extraction in multiple states throughout the United States.

2	BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 2019 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Previously, the Company prepared its consolidated financial statements under International Financial Reporting Standards (“IFRS”) as permitted by securities regulators in Canada, as well as in the United States under the status of a Foreign Private Issuer as defined by the United States Securities and Exchange Commission (“SEC”). At the end of the second quarter of 2019, the Company determined that it no longer qualified as a Foreign Private Issuer under the SEC rules. As a result, beginning January 1, 2020 the Company is required to report with the SEC on domestic forms and comply with domestic company rules in the United States. The transition to US GAAP was made retrospectively for all periods from the Company’s inception.

These interim consolidated financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments of a normal recurring nature considered necessary for fair presentation have been included. Operating results for the three months ended March 31, 2019 are subject to seasonal variations and are not necessarily indicative of the results that may be expected for the year ended December 31, 2019. For further information, refer to the Consolidated Financial Statements and notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and 2018.

Other than as described below, there were no changes to our significant accounting policies described in our annual financial statements that had a material impact on our financial statements and related notes.

3	NEW ACCOUNTING PRONOUNCEMENTS ADOPTED

Prior to the adoption of ASU 2016-02, Leases, for leases where the Company assumed substantially all the risks and rewards of ownership were classified as finance leases. Upon initial recognition, the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset was accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and rent expenses were recognized in the Company’s consolidated statements of (loss) income.

In February 2016, the FASB issued ASU 2016-02, Leases, and has subsequently issued several supplemental and/or clarifying ASU’s (collectively, “Topic 842”), which requires a dual approach for lease accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases may result in the lessee recognizing a right of use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right-of-use asset, and for operating leases, the lessee would recognize lease expense on a straight-line basis.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

On January 1, 2019, the Company adopted Topic 842, using the modified retrospective method and did not restate prior periods. The Company’s classes of assets include land leases, building leases and equipment leases.

On adoption, the Company recognized lease liabilities in relation to leases which had previously been classified as ‘operating leases’ under the principles of Topic 842. These lease liabilities were measured at the present value of the remaining lease payments, discounted using the borrowing rate of the Company. The weighted average incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 6.25%. These leases are included in right-of-use assets, short-term lease liabilities and long-term lease liabilities in the condensed consolidated statements of financial position. Right-of-use assets are amortized on a straight-line basis over the lease term.

For leases previously classified as finance leases the entity recognized the carrying amount of the lease asset and lease liability immediately before transition as the carrying amount of the right-of-use asset and the lease liability at the date of initial application.

Additionally, the Company has elected the short-term lease exception for all classes of assets, and does not apply the recognition requirements for leases of 12 months or less, and recognizes lease payments for short-term leases as expense either straight-line over the lease term or as incurred depending on whether the lease payments are fixed or variable.

These elections are applied consistently for all leases.

2019
Operating lease commitments disclosed as of December 31, 2018	$5,064
Less: short-term leases recognized on a straight-line basis as expense	(210)

4,854
Discounted using the lessee’s incremental borrowing rate of 6.25% at the date of initial application	4,269
Add: additional leases identified on adoption of Topic 842	88
Add: finance lease liabilities recognized as of December 31, 2018	180

Lease liability recognized as of January 1, 2019	$4,537
Of which are:
Current lease liabilities	871
Non-current lease liabilities	3,666

$4,537

The recognized right-of-use assets relate to the following types of assets:

	December 31, 2018	January 1, 2019
Land	$—	$140
Building	—	4,017
Equipment	176	380

Total right-of-use assets	$176	$4,537

4	NEW ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU 2019-12 simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax). which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820) - Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” ASU 2018-13 removes the disclosure requirement for the amount and reasons for transfers between Level 1 and Level 2 fair value measurements as well as the process for Level 3 fair value measurements. In addition, the ASU adds the disclosure requirements for changes in unrealized gains and losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period as well as the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years and will be applied on a retrospective basis to all periods presented. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses.” The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. Based on the composition of the Company’s trade receivables and other financial assets, current market conditions, and historical credit loss activity, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

5	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits held with banks, and other highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less.

Inventories

Inventories, consisting of crop inventory, purchased produce inventory and spare parts inventory are valued at the lower of cost or net realizable value determined using weighted average cost or first-in first out methods. Costs included in crop inventory include but are not limited to raw material packaging, direct labor, overhead, and the depreciation of growing equipment and facilities determined at normal capacity. These costs are expensed as cost of sales when the crops are harvested and delivered throughout the various crop cycles, which end at various times throughout the year.

Equity Method Investments and Variable Interest Entities

The Company evaluates the method of accounting for investments in which it does not hold an equity interest of at least 50% based on the amount of control it exercises over the operations of the investee, exposure to losses in excess of its investment, the ability to significantly influence the investee and whether the Company is the primary beneficiary of the investee. Investments not qualifying for consolidation are accounted for under the equity method whereby the ongoing investment in the entity, consisting of its initial investment adjusted for distributions, gains and losses of the entity are classified as a single line in the consolidated statements of financial position and as a non-operating item in the consolidated statements of income (loss) and comprehensive income (loss).

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

The Company regularly monitors and evaluates the fair value of its equity investments. If events and circumstances indicate that a decline in the fair value of these assets has occurred and is other than temporary, the Company will record a charge in earnings from joint ventures in the consolidated statements of income (loss). The Company’s investments do not have a readily determinable fair value as none of them are publicly traded. The fair values of the Company’s equity investments are determined by discounting the estimated future cash flows of each entity. These cash flow estimates include assumptions on growth rates and future currency exchange rates (Level 3). The Company did not record an impairment charge on any of its equity investments for the period ended March 31, 2019 and the year ended December 31, 2018.

Prior to the adoption of Accounting Standards Codification (“ASC”) 606 - “Revenues from Contracts with Customers” the Company measured its nonmonetary equity contributions at the book value of the assets being contributed with no gain or loss being recognized. Following the adoption of ASC 606, the Company measures nonmonetary equity contributions at fair value, which provides for recognizing a gain or loss upon the derecognition of the nonmonetary assets.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is allocated between cost of sales and SG&A expenses depending on the type of asset and is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the remaining life of the lease or useful life of the asset, whichever is shorter. Maintenance and repairs are charged to cost of sales when incurred. Significant expenditures, which extend the useful lives of assets, are capitalized. Land is not depreciated. The estimated useful lives of the class of assets for the current and comparative periods are as follows:

Classification	Estimated Useful Lives
Leasehold and land improvements	5-20 years
Greenhouses and other buildings	4-30 years
Greenhouse equipment	3-30 years
Machinery and equipment	3-12 years

Construction in process reflects the cost of assets under construction, which are not depreciated until placed into service.

Revenue Recognition

Prior to January 1, 2018, revenue from the sale of produce in the course of ordinary activities was measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue from the production and sale of power was measured at the fair value of the consideration received or receivable. Revenue was recognized when persuasive evidence existed that the significant risks and rewards of ownership have been transferred to the customer, recovery of the consideration was probable, the associated costs and possible return of goods could be estimated reliably, there was no continuing management involvement with the goods, and the amount of revenue could be measured reliably. If it was probable that discounts would be granted and the amount could be measured reliably, then the discount was recognized as a reduction of revenue as the sales were recognized. The timing of the transfer of risks and rewards occurred at the time the produce had been successfully delivered, the risk of loss had passed to the customer, and collectability was reasonably assured.

Following the adoption of ASC 606 on January 1, 2018 using the modified retrospective transition approach the Company now recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. In order to achieve this core principle, the Company applies a five-step process. The Company generates its revenue through the sale of grown produce and third party produce, with standard shipping terms and discounts, and through the production and sale of power. The Company’s produce revenue transactions consist of single performance obligations to transfer promised goods at a fixed price. Quantities to be delivered to the customer are determined at a point near the date of delivery through purchase orders they receive from the customer. The Company recognizes revenue when it has fulfilled a performance obligation, which is typically when the customer receives the goods and their performance obligation is complete. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring product. The amount of revenue recognized is reduced for estimated returns and other customer credits, such as discounts and rebates, based on the expected value to be realized. Payment terms are consistent with terms standard to the markets the Company serves. The Company maintains an allowance for doubtful accounts

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

for the loss that would be incurred if a customer was unable to pay amounts due. The Company initially estimates the allowance required at the time of revenue recognition based on historical experience and makes changes to the allowance based on various factors, including changes in the customer’s financial condition or payment patterns.

The Company sells electricity to British Columbia Hydro and Power Authority. Revenues are recognized as the electricity is delivered to/consumed by the customer and is based on contractual usage rates and meter readings that measure electricity consumption. The Company has elected to exclude taxes collected from its customers assessed by government authorities that are both imposed on and concurrent with a specific revenue-producing transaction from our determination of transaction price.

Revenue received from shipping and handling fees is reflected in net sales. Shipping and handling costs are included in cost of sales as incurred or at the time revenue is recognized for the related goods, whichever comes first.

Impairments of Long-Lived Assets

Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Long-lived assets are grouped with other assets to the lowest level to which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Management assesses the recoverability of the carrying cost of the assets based on a review of projected undiscounted cash flows. If an asset is held for sale, management reviews its estimated fair value less cost to sell. Fair value is determined using pertinent market information, including appraisals or broker’s estimates, and/or projected discounted cash flows. In the event an impairment loss is identified, it is recognized based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset.

Segment Reporting

Operating segments are reported in a manner consistent with internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer (“CEO”). Based on the aggregation criteria in ASC 280, Segment Reporting, the Company has identified two operating segments, the Produce Business and the Energy Business.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rates in effect at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated to the functional currency at the exchange rate in effect when the fair value was determined. Foreign currency differences are generally recognized in net income. Non-monetary items that are measured based on historical cost in a foreign currency are translated to the functional currency using the exchange rate in effect at the date of the transaction giving rise to the item.

Fair Value Measurements

Pursuant to the provisions of Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (ASC 820), the Company measures certain assets and liabilities at fair value or discloses the fair value of certain assets and liabilities recorded at cost in the consolidated financial statements. Fair value is calculated as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). ASC 820 establishes a fair value hierarchy which requires assets and liabilities measured at fair value to be categorized into one of three levels based on the inputs used in the valuation. The Company classifies assets and liabilities in their entirety based on the lowest level of input significant to the fair value measurement.

The three levels are defined as follows:

Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

Level 2: Observable inputs, other than those included in Level 1, based on quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in inactive markets.

Level 3: Unobservable inputs that reflect an entity’s own assumptions about what inputs a market participant would use in pricing the asset or liability based on the best information available in the circumstances.

Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period in which the event or change in circumstances caused the transfer to occur.

Advertising

Advertising costs are included in selling, general and administrative expenses and are expensed as incurred. These expenses totaled $16 and $46 for the three months ended March 31, 2019, and 2018, respectively.

Share-Based Compensation

The Company grants stock options and performance-based shares (“PS”) to certain employees and directors.

The Company recognizes stock-based compensation using the fair value provisions prescribed by ASC Topic 718, “Compensation — Stock Compensation.” Accordingly, compensation costs for awards of stock-based compensation settled in shares are determined based on the fair value of the share-based instrument at the time of grant and are recognized as expense over the vesting period of the share-based instrument. The Company recognizes forfeitures as they occur.

Stock options generally vest over three years (33% per year following the grant date) and expire after ten years. Each tranche in an award is considered a separate award with its own vesting period. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period by increasing additional paid-in capital based on the number of awards expected to vest. The number of awards expected to vest is reviewed at least annually, with any impact recognized immediately.

The PS granted will be settled using the Company’s own equity and issued from treasury if the performance standard is met. The equity-settled share-based compensation is measured at the fair value of the Company’s common shares as at the grant date in accordance with the terms of the Company’s Stock Compensation Plan. The fair value determined at the grant date is charged to income when performance based vesting conditions are met, based on the number of RSUs that will eventually be converted to common shares, with a corresponding increase in equity.

Income Taxes

Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the income tax basis of the Company’s assets and liabilities using currently enacted tax rates and laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The Company evaluates uncertain income tax positions in a two-step process. The first step is recognition, where the Company evaluates whether an individual tax position has a likelihood of greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes. For tax positions that are currently estimated to have a less than 50% likelihood of being sustained, zero tax benefit is recorded. For tax positions that have met the recognition threshold in the first step, the Company performs the second step of measuring the benefit to be recorded. The actual benefits ultimately realized may differ from the Company’s estimates. In future periods, changes in facts and circumstances and new information may require the Company to change the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recorded in results of operations and financial position in the period in which such changes occur.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

Basic and Diluted Income (Loss) Per Share

Basic income per share is computed using the weighted average number of common shares outstanding during the period. The treasury stock method is used for the calculation of diluted income per share. Under this method, the weighted average number of common shares outstanding assumes that the proceeds to be received on the exercise of dilutive share options are applied to repurchase common shares at the average market price for the period. Share options are dilutive when the average market price of the common shares during the period exceeds the exercise price of the options. Options to purchase shares of common stock and RSUs are not included in the calculation of net income (loss) per share when the effect is anti-dilutive.

6	INVENTORIES

	March 31, 2019	December 31, 2018
Crop inventory	$26,193	$24,249
Purchased produce inventory	535	643
Spare parts inventory	71	64

	$26,799	$24,956

7	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	March 31, 2019	December 31, 2018
Land	$3,205	$3,932
Leasehold and land improvements	3,819	3,819
Buildings	72,510	77,003
Machinery and equipment	60,862	65,664
Construction in progress	706	552
Less: Accumulated depreciation	(75,513)	(78,782)

Plant, property and equipment, net	$65,589	$72,188

Depreciation expense on property, plant and equipment, was $1,667 and $1,801 for the three months ended March 31, 2019 and 2018. On March 31, 2019, Pure Sunfarms exercised its option to acquire the Delta 2 assets and operations (note 9).

8	LEASES

The components of lease related expenses are as follows:

Three Months Ended March 31, 2019
Operating lease expense (a)	$611

Finance lease expense:
Amortization of right-of-use assets	$20
Interest on lease liabilities	3

Total finance lease expense	$23

(a)	Includes short-term lease costs of $311 for the three months ended March 31, 2019.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

Cash paid for amounts included in the measurement of lease liabilities:

Three Months Ended March 31, 2019
Operating cash flows from operating leases	$254
Operating cash flows from finance leases	$3
Financing cash flows from finance leases	$18

March 31, 2019
Weighted average remaining lease term:
Operating leases	4.9
Finance leases	2.5
Weighted average discount rate:
Operating leases	6.25%
Finance leases	6.25%

Maturities of lease liabilities are as follows:

	Operating leases	Finance leases
Remainder of 2019	$788	$64
2020	1,073	65
2021	1,090	30
2022	869	9
2023	641	—
Thereafter	389	—

Undiscounted lease cash flow commitments	4,850	168
Reconciling impact from discounting	(678)	(15)

Lease liabilities on consolidated statement of financial position as of March 31, 2019	$4,172	$153

The following table presents the Company’s unadjusted lease commitments as of December 31, 2018 as a required disclosure for companies adopting the lease standard prospectively without revising comparative period information.

	Operating leases	Finance leases
2019	$1,253	$78
2020	1,039	62
2021	1,052	30
2022	841	10
2023	618	—
Thereafter	261	—

	$5,064	$180

9	INVESTMENT IN JOINT VENTURES

Pure Sunfarms Corp.

On June 6, 2017, the Company entered into an agreement to form Pure Sunfarms, a B.C. corporation, with Emerald Health Therapeutics Inc. (“Emerald”). The purpose of Pure Sunfarms is to produce, market and distribute cannabis in Canada.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

The Company accounts for its investment in Pure Sunfarms, in accordance with Accounting Standards Codification (ASC) 323, Equity Method and Joint Ventures (“ASC 323”), using the equity method. The Company has determined that Pure Sunfarms is a variable interest entity (“VIE”), however the Company does not consolidate Pure Sunfarms because the Company is not the primary beneficiary. Although the Company is able to exercise significant influence over the operating and financial policies of Pure Sunfarms through its 50.0% ownership interest and joint power arrangement with Emerald, the Company shares joint control of the Board of Directors and therefore is not the primary beneficiary. The Company’s maximum exposure to loss as a result of its involvement with Pure Sunfarms as of March 31, 2019 relates primarily to the recovery of the outstanding loan to Pure Sunfarms.

The Company is required to apply the hypothetical liquidation at book value (“HLBV”) method to determine its allocation of the profits and loss in Pure Sunfarms. When determining its allocation of profits and losses, the HLBV method only considers shares that have been fully paid for. Therefore, due to the monthly escrow payments being made by Emerald in accordance with the Delta 2 Option Agreement, the ownership will change each month escrow payment(s) are made. Effective for the quarter ended March 31, 2019, the Company under the hypothetical liquidation method received 60.0%.

On July 5, 2018, the Company and Emerald Health Therapeutics Canada Inc. (a subsidiary of Emerald) (together, the “Shareholders”) entered into a Shareholder Loan Agreement (the “Loan Agreement”) with Pure Sunfarms, whereby, as of March 31, 2019, the Shareholders had each contributed $9,959 (CA$13,000) in the form of a demand loan to Pure Sunfarms. Effective January 1, 2019, the loan amounts bear simple interest at the rate of 6.2% per annum, calculated semi-annually. Interest will accrue and be payable upon demand being made by both Shareholders (see note 12).

On March 31, 2019, Pure Sunfarms exercised its option to utilize the Delta 2 assets and operations. The contribution of the assets has been accounted for as a disposal of the land, greenhouse facility and other assets in exchange for 25,000,000 common shares of Pure Sunfarms. This was a non-cash transaction, and it was estimated that the fair value of the land, building and other assets was $18.7 million (CA$25 million) at the date of contribution. The Company recognized a gain of $13.6 million on the contribution of the fixed assets. As of March 31, 2019 and December 31, 2018, the total investment in Pure Sunfarms of US$27.7 million and US$6.3 million, respectively, was recorded in the consolidated statements of financial position. Following the adoption of ASC 606, the Company measures nonmonetary equity contributions at fair value, which provides for recognizing a gain or loss upon the de-recognition of the nonmonetary assets. This is contrary to the non-monetary contribution of Delta 3 whereby a gain could not be recognized and the investment was recognized at net book value, as at the time ASC 606 was not applicable.

The Company’s share of the joint venture consists of the following:

Balance, January 1, 2018	$6,511
Share of net loss for the year	(171)

Balance, December 31, 2018	$6,341

Balance, January 1, 2019	$6,341
Investments in joint venture	18,717
Share of net income for the period	2,641

Balance, March 31, 2019	$27,699

Summarized financial information of Pure Sunfarms:

	March 31, 2019	December 31, 2018
Current assets
Cash and cash equivalents	$5,259	$1,731
Trade receivables	9,584	962
Inventory	6,273	5,101
Other current assets	653	730
Non-current assets	75,343	49,074
Current liabilities
Trade payables	(3,210)	(6,862)
Borrowings due to joint venture partners	(23,591)	(21,686)
Other current liabilities	(2,240)	(380)
Non-current liabilities		—
Borrowings – long term	(13,844)	—

Net assets	$54,227	$28,670

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

	March 31, 2019	December 31, 2018
Reconciliation of net assets:
Accumulated retained earnings	$3,668	$(734)
Contributions from joint venture partners	51,492	31,008
Currency translation adjustment	(933)	(1,604)

Net assets	$54,227	$28,670

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Revenue	$10,801	$—
Cost of sales*	(3,818)	—

Gross margin	6,983
Selling, general and administrative expenses	(999)	(436)

Income (loss) from operations	5,984	(436)
Interest expense	(1)	—
Foreign exchange gain	39	(39)
Other income, net	10	—

Income (loss) before taxes	6,032	(475)
Provision for income taxes	(1,629)	—

Net income (loss)	$4,403	$(475)

*	Included in cost of sales for the three months ended March 31, 2019 and 2018 is $458 and $0, respectively, of depreciation expense.

Village Fields Hemp USA LLC

On February 27, 2019, the Company entered into a joint venture with Nature Crisp, LLC (“Nature Crisp”) to form VF Hemp for the objective of outdoor cultivation of high percentage cannabidiol (“CBD”) hemp and CBD extraction in multiple states throughout the United States. VF Hemp is 65% owned by the Company and 35% owned by Nature Crisp. Under the terms of the VF Hemp Joint Venture Agreement, the Company will lend up to approximately US$15 million to VF Hemp for start-up costs and working capital.

The Company accounts for its investment in VF Hemp, in accordance with ASC 323, using the equity method because the Company is able to exercise significant influence over the operating and financial policies of VF Hemp through its 65% ownership interest and joint power arrangement with Nature Crisp.

On March 25, 2019, the Company entered into a Grid Loan Agreement (the “Grid Loan”) with VF Hemp, whereby, as of March 31, 2019, the Company had advanced $2,227 in the form of a grid loan to VF Hemp. The Grid Loan has a maturity date of March 25, 2022, and bears simple interest at the rate of 8% per annum, calculated monthly (note 12).

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

The Company’s share of the joint venture consists of the following:

Balance, beginning of the period	$—
Investments in joint venture	7
Share of net loss	(30)
Losses applied against joint venture note receivable	23

Balance, March 31, 2019	$—

Summarized financial information of VF Hemp:

Current assets
Cash and cash equivalents	$10
Prepaid growing supplies	2,125
Other current assets	333
Non-current assets	15
Current liabilities	(268)
Non-current liabilities	(2,250)

Net assets	$(35)

Reconciliation of net assets:
Net loss for the three months ended March 31, 2019	$(45)
Contributions from joint venture partners	10

Net assets	$(35)

Summarized joint ventures’ information:

	Investment in joint ventures as of March 31, 2019	Investment in joint ventures as of December 31, 2018
Pure Sunfarms	$27,699	$6,341
VF Hemp	—	—

Total	$27,699	$6,341

	Equity earnings (losses) from unconsolidated entities
	Three months ended March 31,
	2019	2018
Pure Sunfarms	$2,641	$(298)
VF Hemp	(30)	—

Total	$2,611	$(298)

10	DEBT

The Company has a Term Loan financing agreement with a Canadian creditor (“FCC Loan”). The non-revolving variable rate term loan has a maturity date of May 1, 2021 and a balance of $33,615 as of March 31, 2019. The outstanding balance is repayable by way of monthly installments of principal and interest based on an amortization period of 15 years, with the balance and any accrued interest to be paid in full on May 1, 2021. As of March 31, 2019 and December 31, 2018, borrowings under the FCC Loan agreement were subject to an interest rate of 7.233% and 7.082%, respectively, which is determined based on the Company’s Debt to EBITDA ratio and the applicable LIBOR rate.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

The Company’s subsidiary VFCE has a loan agreement with a Canadian Chartered Bank that includes a non-revolving fixed rate loan of CA$3.0 million with a maturity date of June 2023 and fixed interest rate of 4.98%. As of March 31, 2019 and December 31, 2018, the balance was US$1,262 and US$1,279, respectively. The loan agreement also includes an uncommitted, non-revolving credit facility for up to CA$300 to cover Letters of Guarantee issued by the bank on behalf of the Company, with a maximum term of 365 days, renewable annually. The loan agreement also includes an uncommitted credit facility for up to CA$700 to support financing of certain capital expenditures. The Company received an initial advance of CA$250 in October 2017. Each advance is to be repaid on a five-year, straight-line amortization of principal, repaid in monthly installments of principal plus interest at an interest rate of CA$ prime rate plus 200 basis points. As of March 31, 2019 and December 31, 2018, the balance was US$134 and US$138, respectively.

The Company has a line of credit agreement with a Canadian Chartered Bank (“Operating Loan”). The revolving Operating Loan has a line of credit up to CA$13,000 and variable interest rates with a maturity date on May 31, 2021 and is subject to margin requirements stipulated by the bank. As of March 31, 2019 and December 31, 2018, US$5,000 and US$2,000, respectively, was drawn on this facility, which is available to a maximum of CA$13,000, less outstanding letters of credit totaling US$261 and CA$38.

The Company’s borrowings (“Credit Facilities”) are subject to certain positive and negative covenants. As of March 31, 2019 the Company was in compliance with all covenants on its Credit Facilities.

Accrued interest payable on the credit facilities and loans as of March 31, 2019 and December 31, 2018 was $232 and $184, respectively, and these amounts are included in accrued liabilities in the interim statement of financial position.

As collateral for the FCC Loan, the Company has provided promissory notes, a first mortgage on the VFF-owned greenhouse properties (excluding the Delta 3 and Delta 2 greenhouse facilities), and general security agreements over its assets. In addition, the Company has provided full recourse guarantees and has granted security therein. The carrying value of the assets and securities pledged as collateral as of March 31, 2019 and December 31, 2018 was $120,251 and $105,200, respectively.

As collateral for the Operating Loan, the Company has provided promissory notes and a first priority security interest over its accounts receivable and inventory. In addition, the Company has granted full recourse guarantees and security therein. The carrying value of the assets pledged as collateral as of March 31, 2019 and December 31, 2018 was $36,588 and $36,248, respectively.

The aggregate annual principal maturities of long-term debt for the next five years and thereafter are as follows:

Remainder of 2019	$2,571
2020	3,420
2021	28,560
2022	337
2023	172
Thereafter	—

$35,060

11	FINANCIAL INSTRUMENTS

The Company records accounts receivable, accounts payable, accrued liabilities and debt at cost. The carrying values of these instruments approximate their fair value due to their short-term maturities.

12	RELATED PARTY TRANSACTIONS AND BALANCES

On February 13, 2019, the Company announced that Pure Sunfarms had entered into a credit agreement with Bank of Montreal, as agent and lead lender, and Farm Credit Canada, as lender, in respect of a CA$20 million secured non-revolver term loan (the “Credit Facility”). The Credit Facility, which matures on February 7, 2022, is secured by the Delta 3 facility, and contains customary financial and restrictive covenants. The Company is not a party to the Credit Facility but has provided a limited guarantee in the amount of CA$10 million in connection with the Credit Facility.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

As of March 31, 2019 and December 31, 2018, the Company had amounts due from its joint venture, Pure Sunfarms, totaling $1,140 and $1,079), respectively, primarily for consulting services and the reimbursement of expenses which occurred in the year. These amounts are non-interest bearing and due on demand. On July 5, 2018, the Shareholders entered into a Loan Agreement with Pure Sunfarms, whereby, as of March 31, 2019, the Shareholders had each contributed CA$13,000 (US$10,082) in the form of a demand loan to Pure Sunfarms. Effective January 1, 2019, the loan amounts bear simple interest at the rate of 6.2% per annum, calculated semi-annually. Interest is accrued and payable on demand being made by either Shareholder. Prior to January 1, 2019, the loan amount bore interest at the rate of 8.0%. These amounts are included in amounts due from joint venture in the interim statements of financial position.

On March 25, 2019, the Company entered into a Grid Loan Agreement (the “Grid Loan”) with VF Hemp, whereby, as of March 31, 2019, the Company had contributed $2,227 in the form of a grid loan to VF Hemp. The Grid Loan has a maturity date of March 25, 2022, and will bear simple interest at the rate of 8% per annum, calculated monthly.

One of the Company’s employees is related to a member of the Company’s executive management team and received approximately $28 and $29 in salary and benefits during the three months ended March 31, 2019 and 2018, respectively.

Included in other assets as at December 31, 2018 is a $64 promissory note that represents the unpaid amount the Company advanced to an employee in connection with a relocation at the request of the Company.

Amounts due from the joint ventures, including interest, as of March 31, 2019 and December 31, 2018 and included in the statements financial position:

	March 31, 2019	December 31, 2018
Pure Sunfarms	$11,223	$10,873
VF Hemp	2,227	—

Total	$13,450	$10,873

13	INCOME TAXES

A provision for income taxes is recognized based on management’s best estimate of the weighted average annual income tax rate expected for the full financial year. The estimated average annual rate used for the three months ended March 31, 2019 and was 16%, and 25% for the three months ended March 31, 2018.

The provision for income taxes for the three months ended March 31, 2019 was ($4,436) compared to a recovery of income taxes of $175 for the three months ended March 31, 2018. The income tax provision increased due to deferred tax liabilities arising from the contribution of the Delta 2 assets to Pure Sunfarms.

14	SEGMENT AND GEOGRAPHIC INFORMATION

Segment reporting is prepared on the same basis that the Company’s Chief Executive Officer, who is the Company’s Chief Operating Decision Maker, manages the business, makes operating decisions and assesses performance. Management has determined that the Company operates in three segments. The Company’s three segments include the Produce business, the Energy business and the Company’s cannabis and hemp segment. The Produce business produces, markets, and sells the product group which consists of premium quality tomatoes, bell peppers and cucumbers. The Energy business produces power that it sells per a long-term contract to its one customer. For segment information regarding the Company’s cannabis and hemp segment refer to Note 8 – Investments – Equity Method and Joint Ventures.

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

The Company’s primary operations are in the United States and Canada. Segment information for the three months ended March 31, 2019 and 2018:

	March 31, 2019	March 31, 2018
Sales
Produce – U.S.	$28,199	$27,426
Produce – Canada	3,379	1,539
Energy – Canada	312	525

	$31,890	$29,490

Interest expense
Produce – U.S.	$33	$10
Produce - Canada	643	597
Energy – Canada	18	24

	$694	$631

Interest income
Corporate	$136	$—

	$136	$—

Depreciation
Produce – U.S.	$1,020	$1,194
Produce - Canada	419	390
Energy – Canada	228	217

	$1,667	$1,801

Gross margin
Produce – U.S.	705	$3,642
Produce - Canada	60	(128)
Energy – Canada	(90)	74

	$675	$3,588

Total assets	March 31, 2019	December 31, 2018
United States	$81,428	$79,126
Canada	72,850	58,690
Energy - Canada	3,398	3,632

	$157,676	$141,448

Property, plant and equipment	March 31, 2019	December 31, 2018
United States	$42,109	$42,886
Canada	20,268	25,933
Energy - Canada	3,212	3,369

	$65,589	$72,188

15	INCOME (LOSS) PER SHARE

Basic and diluted net income per ordinary share is calculated as follows:

	For the three months ended March 31,
	2019	2018
Numerator:
Net income (loss)	$6,466	$(602)

Denominator:
Weighted average number of common shares - Basic	47,677	42,372
Effect of dilutive securities- share-based employee options and awards	1,829	—

Weighted average number of common shares - Diluted	49,506	42,372

Antidilutive options and awards	—	2,132
Net income (loss) per ordinary share:
Basic	$0.14	$(0.01)

Diluted	$0.13	$(0.01)

VILLAGE FARMS INTERNATIONAL, INC.

Notes to Condensed Consolidated Interim Financial Statements

(In thousands of United States dollars, except share and per share amounts, unless otherwise noted)

(Unaudited)

16	SHARE-BASED COMPENSATION PLAN

Share-based compensation expense for the three months ended March 31, 2019 and 2018 was $1,296 and $118, respectively.

Stock option activity for the three months ended March 31, 2019 is as follows:

	Number of Options	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2018	2,164,999	CA$	2.10	5.69	$5,553
Granted	510,000	CA$	16.32	9.94	$—
Exercised	(15,999)	CA$	2.23	8.32	$183
Forfeited	(6,667)	CA$	2.20		$110

Outstanding at March 31, 2019	2,652,333	CA$	4.83	6.28	$36,906

Exercisable at March 31, 2019	1,716,002	CA$	1.41	4.58	$29,730

During the three months ended March 31, 2019, 355,000 performance-based shares were granted to Village Farms employees and directors involved with future developments of the Company. Once a performance target is met and the share units are deemed earned and vested, compensation expense based on the fair value of the share units on the grant date is recorded in selling, general and administrative expenses in the interim statements of income.

Performance-based share activity for the three months ended March 31, 2019 was as follows:

	Number of Performance-based Shares	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2018	1,056,666	CA$	5.56
Issued	355,000	CA$	14.94
Exercised	(153,333)	CA$	5.66
Forfeited/expired	(5,000)	CA$	5.79

Outstanding at March 31, 2019	1,253,333	CA$	9.90

Exercisable at March 31, 2019	219,333	CA$	5.92

17	COMMITMENT AND CONTINGENCIES

In the normal course of business, the Company and its subsidiaries may become defendants in certain employment claims and other litigation. The Company records a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. The Company is not involved in any legal proceedings other than routine litigation arising in the normal course of business, none of which the Company believes will have a material adverse effect on the Company’s business, financial condition or results of operations.